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                                                                    EXHIBIT 99.1


          ATMEL PRICES OFFERING OF CONVERTIBLE SUBORDINATED DEBENTURES

SAN JOSE, Calif., April 16/PRNewswire/--Atmel Corporation (Nasdaq: ATML-news) announced the pricing of its zero coupon convertible subordinated debentures due 2018, to be sold in a private offering to qualified institutional investors. The debentures, priced with a yield to maturity of 5.5%, will result in gross proceeds to the Company of approximately $100 million (excluding the proceeds of any exercise of the over-allotment option). The Company stated that it intends to use the net proceeds of the offering, together with existing cash, to repay approximately $108 million outstanding under the Company's Credit Agreement with NationsBank, N.A. The offering is expected to close on April 21, 1998. No other terms were disclosed.

The offered debentures will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements. Accordingly, debentures will be offered and sold in the United States solely to qualified institutional buyers as defined in Rule 144A under the Securities Act. Sale of the debentures is subject to market and other conditions, and there can be no assurance that debentures will be sold, or that the net proceeds of any sale will not be lower than anticipated.

Headquartered in San Jose, California, with principal manufacturing facilities in Colorado Springs, Colorado, and Rousset, France, Atmel designs, develops, manufactures, and markets on a worldwide basis semiconductors that include: nonvolatile and embedded memory, logic, analog and microcontroller products as well as system-level integration (SLI) solutions.